EXHIBIT 99.1

FOR IMMEDIATE RELEASE

December 5, 2017

Michael Strage, V.P.

425 Third Avenue

Director of Corporate Communications

Suite 902

and Investor Relations

New York, NY 10017

stragem@angiogenex.com

Phone: (646) 642-0701

_________________________________________________________

Michael Aronstein to Head AngioGenex, Inc. Board of Directors

NEW YORK, December 5, 2017 – AngioGenex, Inc. (AGGX.PK) announced today that Mr. Michael Aronstein, veteran financier and the President/Chief Investment Officer and Portfolio Manager of Marketfield Asset Management, LLC. has agreed to assume the leadership of the Company’s Board of Directors as non-executive Chairman effective immediately. "I could not be more impressed with the quality of the minds and the science behind AngioGenex.  It is a privilege to have a role in the next phase of progress from insight to patient care." offered the Company’s new Chairman.

 “We welcome Mr. Aronstein’s leadership and direction as we progress the development of our novel class of drugs towards human clinical testing,” says the company’s scientific founder and Chief Scientific and Executive Officer, Dr. Robert Benezra.  “The addition of his experience, acumen, and contacts to our effort is an important step toward realizing the full potential of our company and its technology.”

AngioGenex, Inc. is a New York-based biopharmaceutical company developing a novel platform of anti-proliferative drugs for the treatment of cancer and macular degeneration. For additional information, please visit our website at www.angiogenex.com.

This press release may contain forward-looking statements or predictions.  These statements represent our judgment as of this date and are subject to risks and uncertainties that could materially affect the Company. AngioGenex undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.